Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2018 Third Quarter Financial Results
EAST AURORA, NY, November 5, 2018 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three and nine months ended September 29, 2018. Results for the quarter and the first nine months of 2018 include the results of Telefonix PDT, which was acquired on December 1, 2017 and Custom Control Concepts (“CCC”), which was acquired on April 3, 2017. Earnings per share for all periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 12, 2018.

	Three Months Ended			Nine Months Ended
($ in thousands)	September 29, 2018	September 30, 2017	% Change	September 29, 2018	September 30, 2017	% Change

Sales	$212,674	$149,636	42.1%	$600,339	$453,146	32.5%
Gross profit	$46,320	$32,493	42.6%	$133,024	$104,960	26.7%
Gross margin	21.8%	21.7%		22.2%	23.2%
SG&A	$27,976	$22,099	26.6%	$87,919	$65,573	34.1%
SG&A percent of sales	13.2%	14.8%		14.6%	14.5%
Income from Operations	$18,344	$10,394	76.5%	$45,105	$39,387	14.5%
Operating margin %	8.6%	6.9%		7.5%	8.7%
Net Income	$16,999	$6,060	180.5%	$34,318	$25,332	35.5%
Net Income %	8.0%	4.0%		5.7%	5.6%
Peter J. Gundermann, President and Chief Executive Officer, commented, "Our business continued to show excellent momentum in the third quarter, with record revenue once again and bookings that exceeded shipments by 10%. Our bottom line was solid as well, though it was aided by a significant tax benefit resulting from a change in state tax treatment. This helped compensate for poor results from three of our aerospace businesses that continue to struggle, though we are making progress there also.”
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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

Consolidated Review
Third Quarter 2018 Results
Consolidated sales were up 42%, or $63.0 million, from the same period last year, including  $20.8 million in sales from the Telefonix PDT acquisition. Organic revenue was $191.9 million, up 28% compared with the prior-year period driven by Test revenue more than doubling and  15.6% organic growth in the Aerospace segment.
Consolidated gross margin was 21.8% compared with 21.7% in the prior-year period. Consolidated gross margin benefited from higher organic sales and Telefonix PDT's contribution in gross profit. This was partially offset by a $3.9 million program charge recognized due to the revision of estimated costs to complete a long-term contract assumed with the acquisition of the CCC business.
Consolidated Engineering and Development ("E&D") costs were $31.2 million. Organic E&D costs were $26.4 million, compared with $23.7 million in last year’s third quarter. As a percent of organic sales, organic E&D costs were 13.8% and 15.8% in the third quarters of 2018 and 2017, respectively.
Selling, general and administrative (“SG&A”) expenses were up $5.9 million to $28.0 million, or 13.2% of sales, compared with $22.1 million, or 14.8% of sales, in the same period last year. The acquisition contributed $4.6 million to SG&A, including $1.6 million of intangible asset amortization expense. Consolidated intangible asset amortization expense was $4.3 million compared with  $2.9 million in the prior year. Consolidated intangible asset amortization expense is expected to be $4.3 million in the fourth quarter of 2018 also.
A tax benefit was recorded for the third quarter of 2018 compared with a 29.9% effective tax rate in the third quarter of 2017.  This was the result of a net tax benefit of $4.0 million recorded in the quarter for refund claims derived from a revised state filing position that reduces the taxable income apportioned for state income tax purposes and the resulting revaluation of deferred tax liabilities. In addition, the 2018 third quarter tax rate was favorably impacted by a reduction to the provisional income tax on the deemed repatriation of foreign earnings and profits of approximately $0.4 million. Absent these discrete adjustments, the tax rate for the quarter would have been 19.3%. The 2018 third quarter tax rate also benefited from the lower Federal statutory tax rate partially offset by the elimination of the Domestic Production Activities Deduction resulting from the Tax Cuts and Jobs Act.
Net income was $17.0 million, or $0.52 per diluted share, compared with $6.1 million, or $0.18 per diluted share in the prior year.
Bookings were up 25% to $233.8 million, for a book-to-bill ratio of 1.10:1. Backlog at the end of the quarter was $398.1 million. Approximately $187 million of backlog is expected to ship in the final quarter of 2018.
Mr. Gundermann commented, “We believe the 42% growth in revenue and the strong bookings in the quarter validate the value proposition of our solutions and strength of our market position. Both segments performed well and contributed to the volume. The tax change obviously helped our bottom line, compensating for the combined operating loss of $11.2 million from our three struggling Aerospace business which we have discussed in the past.”
Year-to-Date 2018 Results
Consolidated sales for the first nine months of 2018 increased by $147.2 million, or 32.5%, including $72.8 million in acquired revenue. Aerospace segment sales were up $105.3 million to $500.4 million. The Test segment sales were up $41.8 million, or 72.0%, to $100.0 million.
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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

Consolidated gross margin was 22.2% in the first nine months of 2018 compared with 23.2% in the first nine months of 2017. Consolidated gross margin benefited from higher organic sales and the gross profit contribution of Telefonix PDT that was more than offset by the lower margin profile of CCC due to low volume and $7.5 million year-to-date loss associated with the long-term contract, as previously discussed. Organic E&D costs were 14.4% of organic sales, or $76.0 million, compared with $69.5 million, or 15.3% of sales, in the prior year’s first nine months. Additionally, acquisitions contributed E&D costs of $13.0 million in the first nine months of 2018.
SG&A expenses were $87.9 million, or 14.6% of sales, in the first nine months of 2018 compared with $65.6 million, or 14.5% of sales, in the same period last year. Acquisitions contributed  $16.9 million to SG&A, including $7.2 million of intangible asset amortization expense. Also contributing to higher SG&A was a $1.0 million litigation reserve recorded in the first quarter of 2018 for an ongoing matter. Corporate overhead expenses increased by $2.5 million due to increased staffing and higher legal and accounting costs.
The effective tax rate for the first nine months of 2018 was 6.5%, compared with 27.0% in the first nine months of 2017. The decrease was due to the factors identified in the quarter, as described above. Absent these discrete adjustments, the tax rate for the first nine months of 2018 would have been 18.5%. Finally, the tax rate for the first nine months of 2018 was favorably impacted when compared with the first nine months of 2017 by the decrease in the Federal statutory tax rate partially offset by the elimination of the Domestic Production Activities Deduction resulting from the Tax Cuts and Jobs Act.
Net income for the first nine months of 2018 totaled $34.3 million, or $1.04 per diluted share.
Mr. Gundermann summarized, “We have developed solid momentum across our business over the first three quarters of 2018, with revenue up 32.5% and solid bookings to match. Our margins have been under pressure from our three struggling business, which have suffered $28.3 million in operating losses year-to-date. We believe we are making progress resolving the problems with these businesses which will become apparent as we move into 2019.”
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2018 Results
Aerospace segment sales increased by $40.9 million, or 31.8%, to $169.6 million, when compared with the prior year’s third quarter. Organic sales increased $20.1 million, or 15.6%, while Telefonix PDT contributed $20.8 million in sales in the 2018 third quarter.
Avionics sales were up $19.7 million, largely due to the addition of Telefonix PDT, which contributed $17.2 million. Electrical Power & Motion sales increased by $14.6 million, or 22.9%, due to higher sales of in-seat power and seat motion products.  Sales of Lighting & Safety products were up  $6.5 million due to a general increase in volume.  Sales of other products were up $3.6 million, due primarily to the acquisition.  System Certification sales decreased by $2.1 million on lower project activity.
Aerospace operating profit for the third quarter of 2018 was $16.2 million, or 9.6% of sales, compared with $13.0 million, or 10.1% of sales, in the same period last year. Organic Aerospace E&D costs were $23.3 million compared with $21.1 million in the same period last year. The acquisition added $4.8 million in E&D costs.
Aerospace operating profit benefited from the contribution margin on higher organic sales and the addition of Telefonix PDT offset by a $3.9 million program charge related to the aforementioned CCC long-term contract. Intangible asset amortization expense for Telefonix PDT was $1.6 million in the third quarter.
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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

Aerospace bookings in the third quarter of 2018 were up 35% to $196.7 million compared with the prior year period. The book-to-bill ratio was 1.16:1 for the quarter. Backlog was $325.7 million at the end of the third quarter of 2018.
Mr. Gundermann commented, “Our Aerospace segment had another strong quarter with record revenue of $170 million, and even stronger bookings of $197 million, leaving us with a record backlog of $326 million at the end of the period. Operating margin was somewhat disappointing at $16.2 million, or 9.6% of sales, but again, this includes an operating loss of $11.2 million at the three struggling Aerospace operations in the third quarter. Progress is being made at each and we expect significant improvement at these operations in 2019.”
Aerospace Year-to-Date 2018 Results
Aerospace segment sales increased by $105.3 million, or 26.7%, to $500.4 million when compared with the prior year’s first nine months.
Avionics sales increased by $68.9 million, driven primarily by the acquisitions, which contributed $63.6 million in Avionics sales. Electrical Power & Motion sales increased $19.9 million, or 10.0%, and Lighting & Safety sales increased $6.9 million, both for similar reasons as in the quarter. Systems Certifications sales increased $2.6 million on higher project activity earlier in the year. Sales of other products were up $8.1 million to $21.1 million, due primarily to the Telefonix PDT acquisition.
Aerospace operating profit was $47.5 million, or 9.5% of sales, compared with $46.8 million, or 11.8% of sales, in the same period last year. Aerospace operating profit in the first nine months of 2018 benefited from higher organic sales and the addition of Telefonix PDT, offset by the   $7.5 million year-to-date loss related to the CCC long-term contract previously discussed. Aerospace operating profit in the first nine months of 2018 was also negatively impacted by a  $1.0 million litigation reserve and purchase accounting expenses. As is typical during the first few quarters following an acquisition, non-cash costs were higher than what is expected over the long-term, as short-lived intangible assets are amortized and the fair value step-up costs relating to the acquired inventory is expensed. Intangible asset amortization expense for the acquisitions was $7.2 million in the first nine months. Also related to the acquisitions was fair value inventory step-up expense of $1.3 million that was recorded in the first quarter.
E&D costs for Aerospace were $80.3 million and $62.5 million in the first nine months of 2018 and 2017, respectively. Acquisitions contributed $13.0 million in 2018 to Aerospace E&D expenses.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2018 Results
Sales in the third quarter of 2018 increased approximately $22.1 million to $43.1 million, more than doubling when compared with the same period in 2017. A $27.0 million increase in sales to the Semiconductor market was offset by a $4.8 million decrease in sales to the Aerospace & Defense market when compared with the prior-year period.
Operating profit for the segment was $5.8 million, or 13.5% of sales, compared with $1.1 million, or 5.2% of sales, in last year’s third quarter. Higher margin was driven by the increase in volume. E&D costs were $3.1 million, up from $2.6 million in the third quarter of 2017.
Bookings for the Test Systems segment in the quarter were $37.1 million, for a book-to-bill ratio of 0.86:1 for the quarter. Backlog was $72.3 million at the end of the third quarter of 2018.
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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

Test Systems Year-to-Date 2018 Results
Sales in the first nine months of 2018 increased 72.0% to $100.0 million compared with sales of$58.1 million for the same period in 2017. The growth was driven by a $53.7 million increase in sales to the Semiconductor market. This was somewhat offset by a decrease in Aerospace & Defense sales of $11.9 million.
Operating profit increased $7.3 million to $10.2 million, or 10.2% of sales, as a result of increased volume. E&D costs were $8.7 million in the first nine months of 2018 compared with $7.0 million in the prior year period.
Mr. Gundermann commented, “Our Test segment continues to perform well, with third quarter revenue the strongest of any quarter in three years, combined with solid bookings. Year-to-date, our Test revenue is up 72% over 2017. We continue to make very good progress on new programs also, and continue negotiations on the awarded letter of intent from the transportation project that we announced during the quarter, which was not included in bookings. We believe the segment is very well positioned for 2019.”
2018 Fourth Quarter Outlook
Fourth quarter sales are forecasted to be in the range of $190 million to $200 million, with  $170 million to $175 million expected from the Aerospace segment and $20 million to $25 million from the Test segment.
Consolidated annual sales for 2018 are forecasted to be in the range of $790 million to $800 million, with $670 million to $675 million expected from the Aerospace segment and $120 million to  $125 million from the Test segment.
Consolidated backlog at September 29, 2018 was $398.1 million. Approximately 47% of backlog is expected to ship in 2018.
We expect the effective tax rate for the fourth quarter to be in the range of 18% to 21%. The effective tax rate for the year, inclusive of the adjustments referred to above, is expected to be in the range of 10% to 13%.
Capital equipment spending in 2018 is expected to be between $18 million to $22 million, lower than the prior forecast of $24 million to $28 million.
E&D costs for 2018 are expected to be in the range of $115 million to $120 million, up slightly from the previous forecast of $110 million to $115 million.
Mr. Gundermann concluded, “We expect to finish 2018 with a solid fourth quarter, though it will be a little lighter than the second and third quarters. Revenue will be weighted more towards Aerospace and Test will be lighter. Also, we believe our record backlog and continued strong demand for our products sets us up well for another year of growth in 2019.”
Third Quarter 2018 Webcast and Conference Call
The Company will host a teleconference today at 5:00 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13683920. The telephonic replay will be available from 8:00 p.m. on
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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

the day of the call through Friday, November 12, 2018. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries.  Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems.  Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial.  Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.  The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/29/2018	9/30/2017	9/29/2018	9/30/2017
Sales	$212,674	$149,636	$600,339	$453,146
Cost of products sold	166,354	117,143	467,315	348,186
Gross profit	46,320	32,493	133,024	104,960
Gross margin	21.8%	21.7%	22.2%	23.2%

Selling, general and administrative	27,976	22,099	87,919	65,573
SG&A % of sales	13.2%	14.8%	14.6%	14.5%
Income from operations	18,344	10,394	45,105	39,387
Operating margin	8.6%	6.9%	7.5%	8.7%

Other expense, net of other income	253	311	1,091	931
Interest expense, net	2,511	1,437	7,326	3,750
Income before tax	15,580	8,646	36,688	34,706
Income tax (benefit) expense	(1,419)	2,586	2,370	9,374
Net income	$16,999	$6,060	$34,318	$25,332
Net income % of sales	8.0%	4.0%	5.7%	5.6%

*Basic earnings per share:	$0.53	$0.19	$1.06	$0.77
*Diluted earnings per share:	$0.52	$0.18	$1.04	$0.74

*Weighted average diluted shares outstanding (in thousands)	32,969	33,350	33,035	34,220

Capital expenditures	$3,921	$3,965	$12,416	$9,715
Depreciation and amortization	$8,172	$6,681	$26,756	$19,269

*All share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 12, 2018.
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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	9/29/2018	12/31/2017
ASSETS
Cash and cash equivalents	$4,893	$17,914
Accounts receivable and uncompleted contracts	189,110	132,633
Inventories	154,870	150,196
Other current assets	17,155	14,586
Property, plant and equipment, net	124,652	125,830
Other long-term assets	21,893	15,659
Intangible assets, net	138,347	153,493
Goodwill	125,136	125,645
Total assets	$776,056	$735,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$1,965	$2,689
Accounts payable and accrued expenses	85,522	80,595
Customer advances and deferred revenue	30,186	19,607
Long-term debt	257,680	269,078
Other liabilities	31,258	34,060
Shareholders' equity	369,445	329,927
Total liabilities and shareholders' equity	$776,056	$735,956

SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/29/2018	9/30/2017	9/29/2018	9/30/2017
Sales
Aerospace	$169,588	$128,663	$500,445	$395,037
Less inter-segment	(9)	—	(62)	—
Total Aerospace	169,579	128,663	500,383	395,037

Test Systems	43,095	20,973	99,956	58,109
Total consolidated sales	212,674	149,636	600,339	453,146

Operating profit and margins
Aerospace	16,210	13,015	47,525	46,753
	9.6%	10.1%	9.5%	11.8%
Test Systems	5,833	1,093	10,151	2,843
	13.5%	5.2%	10.2%	4.9%
Total operating profit	22,043	14,108	57,676	49,596

Interest expense	2,511	1,437	7,326	3,750
Corporate expenses and other	3,952	4,025	13,662	11,140
Income before taxes	$15,580	$8,646	$36,688	$34,706

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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$34,318	$25,332
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,756	19,269
Provisions for non-cash losses on inventory and receivables	2,432	943
Stock compensation expense	2,349	2,203
Deferred tax benefit	(1,536)	(920)
Other	(507)	(657)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(52,890)	(1,515)
Inventories	(15,768)	(18,480)
Accounts payable	571	8,267
Accrued expenses	4,977	(5,483)
Other current assets and liabilities	(1,620)	(4,556)
Customer advanced payments and deferred revenue	19,241	(2,336)
Income taxes	(4,315)	(883)
Supplemental retirement and other liabilities	1,351	1,129
Cash provided by operating activities	15,359	22,313
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(10,199)
Capital expenditures	(12,416)	(9,715)
Other investing activities	(3,376)	(2,070)
Cash used for investing activities	(15,792)	(21,984)
Cash flows from financing activities:
Proceeds from long-term debt	35,015	42,000
Payments for long-term debt	(47,116)	(13,031)
Purchase of outstanding shares for treasury	—	(32,382)
Debt acquisition costs	(516)	—
Proceeds from exercise of stock options	283	349
Cash used for financing activities	(12,334)	(3,064)
Effect of exchange rates on cash	(254)	211
Decrease in cash and cash equivalents	(13,021)	(2,524)
Cash and cash equivalents at beginning of period	17,914	17,901
Cash and cash equivalents at end of period	$4,893	$15,377

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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2018 YTD
	9/29/2018	9/30/2017	% change	9/29/2018	9/30/2017	% change	% of Sales
Aerospace Segment
Commercial Transport	$136,692	$98,821	38.3%	$402,539	$306,898	31.2%	67.1%
Military	16,125	15,365	4.9%	46,410	46,297	0.2%	7.7%
Business Jet	9,289	10,592	(12.3)%	30,291	28,844	5.0%	5.1%
Other	7,473	3,885	92.4%	21,143	12,998	62.7%	3.5%
Aerospace Total	169,579	128,663	31.8%	500,383	395,037	26.7%	83.4%

Test Systems Segment
Semiconductor	33,596	6,632	406.6%	72,061	18,343	292.9%	12.0%
Aerospace & Defense	9,499	14,341	(33.8)%	27,895	39,766	(29.9)%	4.6%
Test Systems Total	43,095	20,973	105.5%	99,956	58,109	72.0%	16.6%

Total	$212,674	$149,636	42.1%	$600,339	$453,146	32.5%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2018 YTD
	9/29/2018	9/30/2017	% change	9/29/2018	9/30/2017	% change	% of Sales
Aerospace Segment
Electrical Power & Motion	$78,610	$63,972	22.9%	$218,931	$199,014	10.0%	36.5%
Lighting & Safety	43,481	37,001	17.5%	129,244	122,317	5.7%	21.6%
Avionics	31,059	11,348	173.7%	100,354	31,424	219.4%	16.7%
Systems Certification	2,373	4,454	(46.7)%	12,028	9,405	27.9%	2.0%
Structures	6,583	8,003	(17.7)%	18,683	19,879	(6.0)%	3.1%
Other	7,473	3,885	92.4%	21,143	12,998	62.7%	3.5%
Aerospace Total	169,579	128,663	31.8%	500,383	395,037	26.7%	83.4%

Test Systems Segment	43,095	20,973	105.5%	99,956	58,109	72.0%	16.6%

Total	$212,674	$149,636	42.1%	$600,339	$453,146	32.5%

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Astronics Corporation Reports Third  Quarter Financial Results
November 5, 2018

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Trailing Twelve Months
	12/31/2017	3/31/2018	6/30/2018	9/29/2018	9/29/2018
Sales
Aerospace	$139,566	$164,600	$166,204	$169,579	$639,949
Test Systems	31,752	14,459	42,402	43,095	131,708
Total Sales	$171,318	$179,059	$208,606	$212,674	$771,657

Bookings
Aerospace	$179,340	$180,883	$158,870	$196,671	$715,764
Test Systems	57,719	15,280	28,060	37,137	138,196
Total Bookings	$237,059	$196,163	$186,930	$233,808	$853,960

Backlog*
Aerospace	$298,604	$305,977	$298,643	$325,735
Test Systems	95,086	92,635	78,293	72,335
Total Backlog	$393,690	$398,612	$376,936	$398,070	N/A

Book:Bill Ratio
Aerospace	1.28	1.10	0.96	1.16	1.12
Test Systems	1.82	1.06	0.66	0.86	1.05
Total Book:Bill	1.38	1.10	0.90	1.10	1.11

* During the fourth quarter of 2017, the Telefonix PDT acquisition added backlog of approximately $25.7 million for the Aerospace segment. In the first quarter of 2018, the implementation of new required revenue recognition accounting rules resulted in a reduction to backlog of $8.9 million and $3.3 million for the Aerospace and Test Systems segments, respectively.

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